Exhibit 99.1

VAALCO PROVIDES UPDATE ON DRILLING OF ETAME 9H DEVELOPMENT WELL AND THE ETAME 9P APPRAISAL WELLBORE

HOUSTON – October 30, 2019 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (the Company) today provided an update on its 2019/2020 drilling program Offshore Gabon.

At the Etame field, the Company has begun drilling the Etame 9H horizontal development well targeting the Gamba formation, as planned.  If successful, the Etame 9H well is expected to result in additional production coming online in December.  As previously disclosed, the Etame 9P appraisal wellbore was successfully drilled and encountered both the Gamba and Dentale reservoirs at targeted depths as anticipated.

After reaching total depth in the Etame 9P appraisal wellbore, the drillpipe and tools became stuck.  VAALCO was able to cut and pull the majority of the drillpipe but was unable to recover a portion of the drillpipe and tools at the bottom of the wellbore. The Etame 9P appraisal wellbore was successfully plugged back to a shallower depth, and the Company is currently drilling the Etame 9H development well as expected. The Etame 9P appraisal wellbore fulfills the commitment for one of the two appraisal wellbores agreed to under the Company’s PSC Extension and the Etame 9H development well will fulfill the Company’s commitment for one of the two development wells agreed to under the Company’s PSC Extension.

Based on further analysis, the Company now has additional positive information regarding the previously-announced results from the reservoir analysis.  The Company now estimates that there is at least a 45-foot oil column in the Gamba reservoir with no oil-water contact.  This oil column is thicker than predrill expectations and may result in higher ultimate oil recovery from the planned Etame 9H and Etame 11H development wells versus predrill expectations.  In addition, preliminary analysis now indicates that VAALCO encountered at least 45 feet of good-quality Dentale oil sands with estimated gross recoverable oil resources of 3.9 to 14.9 million barrels of oil present in subcropping Dentale reservoirs.

Cary Bounds, Chief Executive Officer, commented, “We are pleased to have begun drilling the Etame 9H, our first development well in our 2019/2020 program which should add additional production in December. Furthermore, we are encouraged by the updated analysis of the data we obtained on the Gamba and Dentale reservoirs from the Etame 9P appraisal wellbore which should positively impact the estimated ultimate recoverable reserves and resources from the field. We are in the midst of an active work program drilling the Etame 9H development well which will be followed by the Etame 11H development well in the same Gamba reservoir. We look forward to providing further details on our 2019/2020 drilling program during our upcoming third quarter conference call scheduled for November 7.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 110 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Chris Judd / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  Forward-looking  statements include all statements regarding well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company's business plans and strategy,  prospect evaluations, prospective resources and reserve growth, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual future results, including project plans and schedules and resource recoveries could differ materially due to changes in market conditions affecting the oil and gas industry or long-term oil and gas price levels, political or regulatory developments, reservoir performance, the outcome of future exploration and development efforts, technical or operating factors, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (“SEC”) which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

References to thickness of oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

Supplemental Reserves Disclosure

This press release contains oil and gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.